Exhibit 10.11

Easton-Bell Sports, Inc.

As of December 14, 2012

Mr. Terry G. Lee

Bell Sports, Inc.

8801 E. Raintree Drive, Suite 200

Scottsdale, Arizona 85260

Dear Terry:

Reference is hereby made to that letter agreement between you and Easton-Bell Sports, Inc. (f/k/a/ Riddell Bell Holdings, Inc.) (the “Company”) concerning the consulting services you provide to the Company and its Affiliates, dated October 1, 2004 (the “Consulting Letter”). This letter agreement hereby amends and restates the Consulting Letter in its entirety.

1. Term. You will begin services under this agreement as of July 1, 2012 and, unless this Agreement is terminated early, those services will continue until such time there is a Change of Control.

2. Consulting Services. During the term of this Agreement, you will serve on the Board of Directors of the Company (the “Board”) and will provide advice and other consulting services with respect to acquisition strategies, product liability and such other matters reasonably related to your skills and experience as the Company reasonably may request from time to time. You agree to devote your best efforts and judgment to the provision of all of your services and to devote as much business time as is appropriate for the proper provision of services. You may perform the services required under this Agreement from your office in Scottsdale, Arizona; provided that you shall travel to the Company’s offices or to other locations at the Company’s expense as reasonably necessary. You may continue to engage in charitable, civic or community activities and provide regular or special services to any other business entity, whether as a director, officer or in any other capacity, provided that such activities or services do not (i) materially interfere with your duties hereunder or (ii) violate the terms of Section 7 hereof.

3. Consulting Fee. As full compensation, the Company will pay you a consulting fee at the rate of $200,000 per year, payable in twelve approximately equal payments monthly in arrears (the “Consulting Fee”). Upon termination of this agreement or expiration of the term, the Company will have no further obligation to you, other than for the Consulting Fee pro-rated through the date of termination or expiration and any other obligations under separate agreements between you and the Company or its affiliates, including the LLC Agreement (as defined below) and any grants of equity pursuant to any equity incentive award or the LLC Agreement.

4. Incentive Grants. Promptly upon the execution of this agreement, the Board shall grant you (i) an equity incentive award consisting of 7,238,477.366 Special Priority Class B Common Units (the “Special B Units”), with the rights and conditions associated with such Special Priority Class B Common Units described in the Sixth Amended and Restated Limited Liability Company Agreement of Easton-Bell Sports, LLC, dated as of December 14, 2012 (the “LLC Agreement”) and (ii) 200 Units (the “CIP Units”) under the Easton-Bell Sports, Inc. 2012 Cash Incentive Plan (the “CIP”). The Company acknowledges and agrees that, without your prior written consent, no amendment shall be made with respect to the terms or provisions of the Special B Units, the other Priority Class B Common Units (as defined in the LLC Agreement) or the LLC Agreement, if such amendment would adversely and disproportionately affect your rights as a holder of Special B Units compared to other holders of Priority Class B Common Units.

5. Relationship of the Parties. In providing services under this agreement, you are an independent contractor. This agreement does not create an employment relationship between you and the Company or its Affiliates. As an independent contractor, you will not attempt to bind the Company or any of its Affiliates to any obligation or pledge their credit, except with the prior written authorization of the Board. Also, because you are an independent contractor, the Company will not withhold taxes from the Consulting Fee. All taxes will be your responsibility. Also, the Company does not maintain any comprehensive general liability, workers’ compensation or other insurance covering you and, if you wish such coverage, it will be your responsibility to obtain it at your cost (except that, in your role as a director, you will be covered by any Directors and Officers insurance the Company has in place). Also, as an independent contractor, neither you nor any of your dependents will be eligible to participate in, or receive benefits under, any employee benefit plan or any other employee program or perquisite, except as otherwise expressly provided in Section 4 hereof.

6. Representations. You give the Company assurance that you are not subject to any restrictions that would prevent you from signing this agreement or providing services under it.

7. Confidentiality, Non-Competition, Non-Solicitation and Conflicts of Interest.

(a) You acknowledge that, during your prior associations with the Affiliates of the Company, you learned of Confidential Information and, during the course of providing services under this Agreement, you may learn of Confidential Information. You agree that you will not use or disclose any Confidential Information, during the term or at any time after, other than for the benefit of the Company or its Affiliates in connection with your services during the term. You also agree that you will not disclose to or use on behalf of the Company or its Affiliates any proprietary information of any third party without that party’s consent.

(b) All documents, records and files, of any kind and in any media, that are related to the business of the Company or any of its Affiliates, and any copies, (all, together, the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree that you will return to the Company when requested, but in any event no later than the time your services under this agreement end, all Documents then in your possession or control. All copyrightable works that you create in connection with your services shall be considered “work made for hire” and, from their creation, shall be owned exclusively by the Company.

(c) You agree that during the term and for the period of twelve (12) months following, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, employee or otherwise, compete with the Company or its Affiliates within Arizona or elsewhere in the United States or undertake any planning for any business competitive with the Company or its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during the term or during your prior associations with the Affiliates of the Company. Excluded from these restrictions, however, are your management activities for Bell Auto Parts (“BAP”) which are dictated by the license agreement between BAP, Bell Sports Inc. and Bell Power Sports in effect on October 1, 2004.

(d) You also agree that during the term and for a period of twelve (12) months following: (i) you will not directly or indirectly solicit or encourage any customer of the Company of its Affiliates to terminate or diminish its relationship with the Company or its Affiliates or to conduct with you or with any other Person any business or activity which such customer conducts or could conduct with the Company or its Affiliates; (ii) you will not directly or indirectly solicit or attempt to hire any employee of the Company or its Affiliates, assist in such solicitation or attempt to hire by any other Person, or encourage any such employee to terminate his or her relationship with the Company or its Affiliates and (iii) you will not solicit or encourage any independent contractor providing goods or services to the Company or its Affiliates to terminate or diminish its relationship with the Company or its Affiliates. The hiring of Tim Brasher by BAP, however, shall not constitute a breach of your restrictions under clause (ii) of this Section 7(d).

(e) You agree that during the term you will not undertake or continue any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably be anticipated to give rise to a conflict of interest or otherwise interfere with your duties and obligations hereunder.

(f) You give the Company assurance that you have carefully read and considered this agreement, including the restraints imposed on you under this Section 7. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 7, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants. You and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8. Termination. Notwithstanding the provisions of Section 1, this agreement will terminate under the following circumstances:

(a) Death. In the event of your death during the term, this agreement shall immediately and automatically terminate.

(b) Termination by the Company For Cause. The Company may terminate this agreement on notice to you in the event that (i) you breach in any material respect any provision of this Agreement, cease to provide the services contemplated hereunder as reasonably requested by the Company or engage in gross misconduct, which in any case is, or could reasonably be expected to be, materially harmful to the business interests or reputation of the Company or any of its Affiliates and (ii) you fail to cure such action or omission within 30 days after receipt of written notice thereof from the Company.

(c) Termination in the Event of a Change of Control. In the event of a Change of Control (as defined below) during the term of this agreement, (i) this agreement will automatically terminate immediately following the consummation of the Change of Control and (ii) you shall have the right to receive in cash an amount equal to the difference between $500,000 and all amounts paid in respect to your Special B Units, whether in connection with such Change of Control or otherwise.

(d) Termination by You. You may terminate this Agreement at any time on 60 days notice to the Company. The Company may elect to waive the notice period or any portion of it. In the event that you terminate this Agreement for Good Reason, and resign from the Board (and any similar governing board of any of the Company’s subsidiaries or parent companies in which you then serve), notwithstanding the CIP, you may retain your CIP Units.

(e) Effect of Termination. The termination of this Agreement shall not affect your rights with respect to the Special B Units, the CIP Units or the LLC Agreement.

9. Definitions. For purposes of this agreement, the following definitions will apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the person or entity specified, where control may be by management authority, equity interest or contract.

(b) “Change of Control” means “Change of Control” as defined in the LLC Agreement.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom the Company or any of its Affiliates competes or does business, or with whom any of them plans to compete or do business Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by you or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(d) “Good Reason” means the failure by the Company, without your consent, to pay the Consulting Fee when due, provided such failure is not cured by the Company within fifteen (15) days after receipt of your written notification to the Company of such failure.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or the Investors or any of their respective Affiliates.

10. Miscellaneous Provisions. This agreement contains the entire agreement between you and the Company and replaces all prior agreements and understandings, written or oral, with respect to your services and all related matters following the date hereof; provided, however, that this agreement shall not supercede any outstanding obligations which you have to the Company or any of its Affiliates with respect to confidentiality or other restrictions on your activities, assignment of rights to intellectual property or with respect to any loans outstanding to you from the Company or any of its Affiliates or any rights or obligations you may have with respect to your ownership interest in the Company or any of its Affiliates. This agreement may only be amended in writing, signed by you and an authorized representative of the Board. This agreement may not be assigned by you without the written consent of the Board. Provisions of this agreement shall survive termination, if so provided or if necessary for the enforcement of other surviving provisions, including without limitation Section 7. You give the Company assurance that, in accepting this agreement, you have not relied on any promises or representations, express or implied, not expressly set forth in this Agreement.

11. Expenses of Entering into Agreement. The Company shall pay or reimburse you for reasonable professional fees and related expenses incurred by you in connection with the negotiation and preparation of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than December 14, 2012. At the time you sign and return this agreement, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy, which you should also sign and date, is for your records.

Sincerely,
EASTON-BELL SPORTS, INC.

By:

Title:

Accepted and agreed:

Signature:

Date: